UNAUDITED
CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Nine months ended September 30, 1995 and September 24, 1994
(In thousands)



                                                 Sept. 30,  Sept. 24
Increase (decrease) to cash                        1995       1994
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings                                  $ 33,331   $ 39,089
  Adjustments to reconcile net earnings
    to net cash provided by operations:
  Depreciation and amortization                   11,529      9,995
  Deferred compensation                              574        272
  Changes in assets and liabilities, net         (37,177)   (35,283)
    Net cash provided by operations                8,257     14,073

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions                                    (9,538)   (13,734)
  Capital expenditures                           (14,122)   (13,722)
  Other investing activities                        (737)       420
    Net cash used by investing activities        (24,397)   (27,036)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term borrowings              10,000     30,000
  Payments of long-term debt                           0    (10,000)
  Change in notes payable                         29,116     31,399
  Net treasury stock activity                     (3,281)   (23,288)
  Dividends paid                                 (18,733)   (17,382)
    Net cash provided by financing activities     17,102     10,729

CASH
  Effect of exchange rates on cash                   119        157
  Change in cash                                   1,081     (2,077)
  Cash at beginning of period                      1,832      9,284
  Cash at end of period                         $  2,913   $  7,207












See accompanying notes to the consolidated financial statements.
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